Exhibit 11
                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                  (UNAUDITED)

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                                                          Three months                 Six months
                                                         ended June 30,              ended June 30,
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                                                        2004       2003             2004       2003
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                                                            (Dollars, except per share amounts,
                                                                  and shares in thousands)
Income (Numerator):
Net income                                       $     83,284     87,367          166,563    171,286
Dividends applicable to preferred stock                   (99)       (99)            (199)      (199)
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Net income applicable to common stock                  83,185     87,268          166,364    171,087
Dividends applicable to preferred stock                    99         99              199        199
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Net income as adjusted for purposes of
  computing diluted earnings per share           $     83,284     87,367          166,563    171,286
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Shares (Denominator):
Weighted average number of shares:
    Outstanding during period                         138,066    143,423          140,345    143,222
    Employee Stock Ownership Plan shares
     not committed to be released                           -        (94)             (20)      (113)
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Number of shares for computing basic
 earnings per share                                   138,066    143,329          140,325    143,109

Incremental common shares attributable to
 dilutive securities:
    Shares issuable under convertible securities          435        435              435        435
    Shares issuable under stock option plan               388        711              358        592
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Number of shares as adjusted for purposes
  of computing diluted earnings per share             138,889    144,475          141,118    144,136
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Basic earnings per share                         $        .60        .61             1.19       1.20
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Diluted earnings per share                       $        .60        .60             1.18       1.19
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